UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2013

Commission File Number: 000-53462

TIERRA GRANDE RESOURCES INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-054-3851
(IRS Employer Identification Number)

Suite 440, 580 Hornby Street
Vancouver, British Columbia V6C 3B5, Canada
(Address of principal executive offices)

+61 8 9384 6835
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensators Arrangements of Certain Officers

We have formally appointed Brad Evans to our Board of Directors. The following sets forth a brief description of the business experience of Mr. Evans:

Mr Evans has been the General Manager of Mining Plus Pty Ltd., for the past five years and has more than 15 years of experience in the mining industry in a diverse range of roles, from production, planning and management of mine sites, to organizational leadership. Mr. Evans technical and management experience will be vital in establishing best mining practice and also aid in the development of our company from an explorer to a producer.

There are no related party transactions between our company and Mr. Evans, nor are there any family relationships between our directors or officers and Mr. Evans. See the Information Statement on Schedule 14C filed with the Securities and Exchange Commission on March 18, 2013 for more information.

We also have announced the re-signing of a strategic alliance agreement (the “Strategic Alliance”) with Mining Plus Pty Ltd. (“Mining Plus”).

Mining Plus is a leading firm of mining professionals that provides mining engineering, geology, environmental, geotechnical and safety consultancy services. Mining Plus operates on an international scale with offices in Australia, Canada and Peru. Mining Plus services mining companies from the conceptual stage of projects right through to feasibility study work, project delivery, commissioning and mine closure. We are pleased to confirm the continuing involvement with Mining Plus and will look to capitalize on its extensive support to unlock the value from our projects. Access to expertise and resources at Mining Plus’s office in Lima will enable us to effectively and efficiently manage our entry into South America, as we will be able to gain access to Australian mining practices and standards in a cost effective and timely manner. Mr Ben Auld, Managing Director, and Mr Paul Murphy, Peru Manager, will represent Mining Plus in the Strategic Alliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013	TIERRA GRANDE RESOURCES INC.

	By:	/s/ Simon Eley
Simon Eley,
President and Chief Executive Officer